For more information, contacts:
John Figone — US Dataworks
(713) 934-3855 ext. 250

FOR IMMEDIATE RELEASE	Ken Dennard — investor contact (713) 529-6600 ksdennard@drg-e.com

US Dataworks Raises $1.1 Million from Warrant Exercises

HOUSTON — December 14, 2004 —US Dataworks (AMEX: UDW), a leading developer of payment processing solutions, today announced the completion of an Amended Warrants Agreement wherein certain investors accelerated the exercise of previously issued common stock warrants at a reduced exercise price of $0.90 per share. A total of $1,092,607 was raised from the exercise of 1,214,008 warrants.

     On December 6, 2004, US Dataworks, Inc. (the “Company”) executed an Amended Warrants Agreement amending its warrants to purchase in the aggregate 5,135,045 shares of the Company’s common stock held by certain existing investors. Of the shares covered by the Amended Warrants Agreement, 2,888,201 have an original per share exercise price of $1.61 and expire on April 20, 2011; 722,051 have an original per share exercise price of $1.61 and expire January 22, 2005; 1,264,793 have an original per share exercise price of $2.00 and expire on October 1, 2006; and the remaining 260,000 have original per share exercise prices ranging between $1.15 and $1.34 and expire in July and August 2006.

     The Amended Warrants Agreement reduced the exercise price of the warrants to $0.90 per share if exercised in whole or in part prior to 5:00 p.m., C.S.T., Monday, December 13, 2004. The adjusted exercise price was not binding upon the Company if less than Two Million Dollars ($2,000,000) was received pursuant to the Amended Warrants Agreement terms.

     The Company has received acceptances of the terms of its Amended Warrants Agreement from holders of 559,007 warrants that expire January 22, 2005 and 665,001 warrants that expire October 1, 2006. Accordingly, the Company has elected to amend the warrants pursuant to the terms of the Amended Warrants Agreement and has accepted the $1.1 million in new capital funding in exchange for the cancellation of the 1,214,008 warrants and the issuance of a similar number of new shares of its common stock.

     Following the issuance of these new shares, the Company will have approximately 28,780,000 shares issued and outstanding.

     “We believe this $1.1 million in additional capital accomplished through the exercise of previously issued warrants represents the least dilutive equity financing currently available to us. This additional capital will defer future financing transactions and provide us valuable additional months to build our market share in the very active payment processing space and add to our transactional revenue base.” stated John Reiland, the Company’s CFO.

ABOUT US DATAWORKS

US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks.

Except for the historical information contained herein, the matters set forth in this press release, including, but not limited the extent to which the Company’s balance sheet has been strengthened, leadership in the ARC market has been captured and efforts toward profitability have been continued and the increasing of our efforts toward capturing further market share in ARC, Check-21 and other electronic payment processing solutions are forward- looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations, our ability to obtain future financing and other risks detailed from time to time in the SEC reports of US Dataworks, Inc., including its annual report on Form 10-KSB/A for the period ended March 31, 2004. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.

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